Exhibit 99.2

MRV Names Mark J. Bonney Executive Vice President and Chief Financial Officer

CHATSWORTH, Calif.—August 25, 2014— MRV Communications (NASDAQ: MRVC), a global provider in converged packet and optical solutions that empower the optical edge and network integration services for leading communications service providers, announced it named Mark J. Bonney, 60, as its executive vice president and chief financial officer.  Mr. Bonney, who has been serving as a director of MRV since April 2013, will be replacing Stephen Garcia as the Company’s CFO, effective August 25, 2014. Bonney will report to CEO David Stehlin and remain on the board.

Stehlin said, “ I am thrilled to welcome Mark to the MRV management team, and I know that his extensive financial, managerial and strategic skills are exactly what we need now.  We have made great progress in transforming MRV, and Mark will be an invaluable member of our management team as we execute on the next phase of our strategic plan. I would also like to express our appreciation to Steve Garcia and wish him all the best in his future endeavors.”

Bonney added, “I am excited to join Dave and the MRV team at this important time in the development of the company. With our recent focus on revitalizing the optical communications equipment business and the release of several critical new products, MRV is well positioned for growth in the coming years.”

Ken Traub, chairman of the board of MRV, commented, “Mark is an extremely talented executive and we are confident that he will significantly strengthen the capabilities of the MRV management team at a critical time.  Dave, Mark and the rest of the MRV management team have the strong support of the board as they continue to transition the business, execute on our strategic growth plan and capitalize on opportunities to maximize shareholder value.”

Mark J. Bonney

Mr. Bonney has been on the MRV board of directors since April 2013. He also has served as the president and CEO of On Board Advisors, LLC, a strategic and financial advisory firm since January 2013. From March 2010 to December 2012, Mr. Bonney was EVP and CFO of Direct Brands, Inc., a leading direct-to-consumer marketing company. From 2005 to 2008, he was EVP and CFO of American Bank Note Holographics, Inc. (ABNH), a publicly-traded, leading global supplier of optical security devices. He worked with MRV Chairman Kenneth Traub, who was President and CEO of ABNH, to implement the turnaround, growth and 2008 sale of the business to JDSU. These efforts earned Mr. Bonney the CFO of the year award for best turnaround manager by NJ Biz. He remained at JDSU through 2010 as the VP and general manager of its authentication solutions group. From 2002 to 2005, Mr. Bonney was an independent director of ABNH and several private companies and provided interim leadership at a number of companies. Prior to 2002, he held senior financial and operating roles: president, COO and director at Axsys Technologies, Inc., a publicly traded leading manufacturer of highly sophisticated components and subsystems used in aerospace, defense, data storage, medical and other high technology markets; and CFO and VP of operations at Zygo Corporation, a Nasdaq-traded manufacturer of metrology measurement and control systems and optical components used in semiconductor, data storage and other high technology markets.

Mr. Bonney is currently a director of Sigma Designs, Inc., Nasdaq-traded provider of semiconductor solutions used to deliver entertainment and control throughout the home, where he has served since August 2012, and of Zix Corporation, a Nasdaq-traded market leader in email encryption services, where he has served since January 2013. Mr. Bonney holds a B.S. in Business Administration and Economics from Central Connecticut State University and an M.B.A. in Finance from the University of Hartford.

About MRV Communications

MRV Communications is a global provider in converged packet and optical solutions that empower the optical edge and network integration services for leading communications service providers. For more than two decades, the most demanding service providers, Fortune 1000 companies and governments worldwide have trusted MRV to provide best-in-class solutions and services for their mission-critical networks. We help our customers overcome the challenge of orchestrating the ever-increasing need for capacity while improving service delivery and lowering network costs for critical applications such as cloud connectivity, high-capacity business services, mobile backhaul and data center connectivity. For more information please visit www.mrv.com.

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